UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4322 South 49th West Avenue Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Syntroleum Corporation (the “Company”) appointed Edward G. Roth, the Company’s Executive Vice President, Engineering and Technology, as its President and Chief Operating Officer, effective March 16, 2007. John B. Holmes, Jr., who resigned as the Company’s President effective March 16, 2007, will remain the Company’s Chief Executive Officer.

The Board of Directors of the Company also appointed Mr. Roth as a director of the Company to serve as a Class C director. Mr. Roth will be occupying the seat formerly held by Robert A. Day, who retired from the Board of Directors effective September 22, 2006. Mr. Roth, 50, served as Executive Vice President of Engineering and Chief Technology Officer since April 2006. Previously Mr. Roth served as Senior Vice President of Projects from July 2004 to April 2005. Prior to joining Syntroleum in July 2004, Mr. Roth served from December 1997 to July 2004 with Petrofac Resources International in varying positions, and in July 2003 was appointed President and Chief Operating Officer of Petrofac LLC, a company involved in all facets of turnkey engineering, procurement and construction in refining and gas processing. From February 1994 to December 1997, Mr. Roth was Vice President of Engineering & Operations at Zilkha Energy. From December 1979 to February 1994, he worked at ARCO in various capacities, including drilling production operations and business development both domestically and internationally. Mr. Roth has a B.S. in Petroleum Engineering from Texas A&M University and a M.B.A. in Finance from the University of Chicago.

The Board of Directors approved the following grants of restricted shares (“Restricted Stock”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), effective March 16, 2007: (i) to Mr. Holmes a grant of 200,000 shares of Restricted Stock, 100,000 of such shares to vest upon the execution of a definitive agreement with a specified company approved by the Board of Directors and 100,000 of such shares to vest upon the execution of another definitive agreement with a specified company approved by the Board of Directors; and (ii) to Mr. Roth a grant of 500,000 shares of Restricted Stock. The Company filed a Form 8-K on March 20, 2007 describing the compensation arrangement with Mr. Holmes and Mr. Roth. The timing and restrictions of the grant of Restricted Stock to Mr. Roth have been changed, effective April 22, 2007, to provide as follows:

•

upon the date of execution of definitive agreements for the provision of feedstock to and creation of a venture to construct and operate a plant of capacity to produce at least 3000 barrels per day of sales product (the “Plant”), Mr. Roth will have a vested right to one hundred thousand (100,000) of the shares of Restricted Stock; and

•	upon the date of closing of the financing for the construction of the Plant, Mr. Roth will have a vested right to an additional one hundred thousand (100,000) of the shares of Restricted Stock; and

•	upon the date of the groundbreaking of the above Plant’s construction, Mr. Roth will have a vested right to an additional one hundred thousand (100,000) of the shares of Restricted Stock; and

•

upon the date of completion start-up operations and commencement of the Plant’s commercial operations, Mr. Roth will have a vested right to the remaining two hundred thousand (200,000) of the shares of Restricted Stock;

each of these pursuant to the Company’s 2005 Stock Incentive Plan.

The Board of Directors approved a retirement package for Mr. Holmes which will be available to him upon his retirement after his 60th birthday on March 27, 2007. Under the terms of the retirement package, Mr. Holmes will receive, among other things, a lump sum payment of 6 months’ base salary immediately following the retirement date, plus monthly payments equal to current monthly base salary commencing 6 months following retirement date and continuing for 18 months thereafter; accelerated vested of all outstanding options and restricted stock, other than performance-based options and restricted stock and continued medical coverage through the retiree medical plan through the first anniversary of the retirement date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: April 24, 2007	By:	/s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary